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Exhibit 99.1

NEWS

QWEST IMPROVES IN KEY GROWTH AREAS AND
SEES MARGIN EXPANSION IN FOURTH QUARTER 2004

	Q4 2004	Q3 2004	Seq. Change	Q4 2003	Y over Y Change
	Unaudited (in millions, except per share amounts)
Operating Revenues	$3,437	$3,449	(0.3)%	$3,498	(1.7)%
Operating Income/(Loss)	146	(173)	$319	(91)	$237
Net Loss[a]	(139)	(569)	430	(407)	268
(Loss) per Diluted Share	(0.08)	(0.31)	.23	(0.23)	0.15

  a See Special Items in Attachment E

  •
  Strong Performance in Key Growth Products

  •
  DSL Subscribers Exceed One Million Subscriber Target

  •
  Consumer Bundle (Customers With a Main Line and Either Wireless, DSL or Long-Distance) Penetration Nearly Doubles From a Year Ago to 46 Percent

  •
  Long-Distance Penetration Increases to 34 Percent of Total Retail Access Lines, 2.4 Million Lines Added in 2004

  •
  Consumer Access Line Losses are the Lowest in More Than Two Years

  •
  Cost Reduction Initiatives Drive Margin Expansion

  •
  Cash Generated From Operations Exceeded Capital Expenditures by $178 Million in the Fourth Quarter and $428 Million for the Year, Before Payments of $311 Million for Prior Years Taxes and SEC Settlement

        DENVER, February 15, 2005—Qwest Communications International Inc. (NYSE: Q) today reported fourth quarter and full year 2004 results that benefited from improved year-over-year revenue and expense trends and solid growth in free cash flow. For the quarter, the fully diluted loss per share was $0.08 compared with a loss of $0.23 a year ago, which includes special items of $(0.02) and $0.06, respectively. For the full year, the fully diluted loss per share from continuing operations was $1.00 compared with a loss of $0.76 in 2003. See Attachment E for detailed discussion of special items.

        "We are pleased with the progress we have made in 2004 and we like the momentum we have entering 2005 to drive additional growth in our key lines of business," said Richard C. Notebaert, Qwest chairman and CEO. "Over the past year, we have focused on improving productivity, extending our financial flexibility and strengthening our competitive position. For the year, we surpassed our growth targets for both DSL and in-region long-distance, deepened our bundle penetration, improved our access line trends, significantly reduced our costs and improved our key customer service metrics."

Financial Results

        Qwest's revenue was $3.4 billion in the quarter, a 0.3 percent decline sequentially and a 1.7 percent decrease from fourth quarter 2003—the lowest year-over-year decline in the past eight quarters. Revenue sequentially benefited from improved trends in consumer local access line losses and solid gains in key growth areas, including long- distance and DSL, as well as further package and bundle penetration. Fourth quarter revenue benefits were offset by continued competitive pressures in the enterprise market and lower wireless revenues associated with the churn from the customer migration program.

        For the full year, revenue was $13.8 billion compared to $14.3 billion for 2003, or a decline of 3.4 percent. Revenue gains in consumer and wholesale long-distance, data and Internet were offset by local losses and competitive pressures in the enterprise market.

        "Our ability to improve revenue trends and to further reduce costs enabled Qwest to achieve its goal of improving margins during 2004," said Oren G. Shaffer, Qwest vice chairman and CFO. "We believe we have the opportunity to increase efficiency and further reduce costs. Along with targeted capital investments, these efforts should generate ongoing improvements in margins and free cash flow in 2005."

        The company further reduced operating costs through continued expense management and ongoing productivity initiatives. During 2004, Qwest reduced its total workforce by approximately 5,500, or 12 percent, with the majority of the reduction in the second half of the year.

        Qwest's fourth quarter operating expenses totaled $3.3 billion, compared to $3.6 billion in the fourth quarter of 2003, a decline of 8 percent, with both periods including year-end accrual true-ups. Cost of sales declined $141 million in the fourth quarter compared with the prior year's fourth quarter driven by continued improvement in facilities cost optimization and employee cost savings. Selling, general and administrative (SG&A) expenses decreased $178 million for the same period, as a result of workforce rebalancing and cost containment efforts and include $100 million in legal reserve charges in the fourth quarter of 2003.

Facilities Cost Optimization Initiatives

        Qwest continues to make significant progress in its efforts to optimize facilities costs, which decreased by $465 million in 2004. This substantial decline is primarily the effect of the annualized benefit of approximately $410 million from the 2003 renegotiation and termination of certain underutilized purchase commitments. In addition, the company benefited from approximately $260 million in network optimization, as a result of initiatives begun earlier this year to significantly reduce fixed facilities costs.

        However, offsetting part of these benefits were two usage based costs: wireless minutes-of-use on the Sprint network and a 62 percent increase in wholesale long-distance minutes-of-use, driving higher variable facilities costs.

Capital Spending, Cash Flow and Interest

        Fourth quarter capital expenditures totaled $372 million, compared to $418 million in the third quarter of 2004. For the year, capital expenditures totaled $1.7 billion compared with $2.1 billion in 2003. The company expects 2005 capital expenditures to be comparable to 2004 levels.

        Capital expenditures of $372 million in the fourth quarter exceeded cash generated from operations of $239 million by $133 million. However, there were one-time uses of cash that affected the quarter, including a tax payment of $186 million related to the payment of a prior year federal tax and a $125 million payment that was the first of two equal, annual installments of the announced SEC settlement. The company reported cash from operations in excess of capital expenditures of $178 million in the fourth quarter and of $428 million for the year, after adjusting for the tax and SEC payments.

        Interest expense totaled $366 million for the fourth quarter and $1.5 billion for the year, representing a savings of approximately $250 million for the year, excluding $22 million of issuance fees associated with the early repayment and termination of the company's credit facility in the first quarter of 2004.

Operational Highlights

        Major drivers of Qwest's revenue included operational progress in key growth areas, as well as improvement in access line losses.

DSL

        Qwest added 81,000 DSL lines in the fourth quarter and ended the year with over one million DSL lines in service. The one million milestone highlights that the company's four consecutive quarters of significant subscriber growth outpaced the industry average in 2004. Over the last 12 months, Qwest increased subscribers by more than 60 percent, adding nearly 400,000 DSL lines and exceeding its goal of one million DSL lines. Qwest's consumer data and Internet revenues were up nearly 50 percent in 2004.

        Qwest deployed over 4,000 remote terminals during the year. The company is now able to deliver DSL to more than 6.6 million households, exceeding its availability target of 65 percent.

        In direct response to customer requests, Qwest introduced a series of enhancements to its high-speed Internet offering in 2004:

  •
  Qwest was the first major telecommunications company to launch stand-alone DSL service, allowing customers who do not have Qwest wireline voice services to purchase high-speed Internet access.

  •
  Qwest launched DSL Data-Backer, which provides customers with an on-site trouble location plan for their DSL service and related equipment for a small monthly fee.

  •
  Qwest introduced a wireless-ready modem to support Wi-Fi home networking bundled with security.

Bundles and Retail Operations

        The company's bundle penetration, defined as consumer retail lines with at least one additional service, including wireless, DSL or long-distance, increased to 46 percent compared to 43 percent last quarter and 24 percent a year ago. The company is launching additional bundling initiatives in the first half of 2005 to deliver an expanded product offering to customers, including a national wireless offering, high-speed Internet access, long-distance service and integrated satellite TV services through a marketing alliance with DIRECTV, Inc.

        As part of the planned region-wide retail expansion, Qwest ended the year with 70 retail solution centers in 12 states. The company plans to open more than 25 additional locations in the first half of 2005.

In-Region Long-Distance

        Total long-distance lines increased by 144,000 in the fourth quarter. Qwest ended the year with 4.6 million long-distance lines, more than double the 2.2 million lines a year ago. In the fourth quarter, long-distance penetration of total retail lines increased to 34 percent, compared to 15 percent a year ago. Consumer long-distance revenues grew 20 percent sequentially, largely attributable to the benefit of pricing initiatives introduced during the previous quarter on customer mix and average revenue per user (ARPU).

Wireless

        Wireless subscribers declined 24,000 in the fourth quarter to 754,000, an improvement from the decline of 36,000 last quarter. Wireless revenues declined 6.1 percent sequentially. Over 95 percent of Qwest's wireless customers are now on the usage-based network. The company expects the migration to be completed in the first quarter of 2005. While the migration is driving an increase in churn, Qwest's new wireless plans, robust product offerings, and the introduction of data and enhanced features are driving a more profitable customer mix. Nearly 80 percent of gross additions are signing up for high-end national plans, and the penetration of the subscriber base is up to 35 percent on these plans.

Access Lines

        The company reduced its rate of consumer access line losses in the fourth quarter. Qwest benefited from increased package and bundle penetration, win-back initiatives and Qwest's "Feet on the Street" customer acquisition program, as well as the reduction in UNE competition. Qwest's wireline retail consumer base declined by 88,000 in the fourth quarter—a substantial improvement from declines of 136,000 in the third quarter and over 227,000 in the fourth quarter of 2004.

        Business retail access lines declined by 42,000 in the fourth quarter, an improvement from year ago declines of 70,000, but above the rate of loss in the third quarter. The company attributes the increase in the sequential rate of loss to continued competitive pressures, partially offset by growth in small-business lines.

        The company continues to make significant inroads in stemming competitive loss from facilities-based competitors. Resold lines declined 28,000 sequentially as changes in the regulatory environment have reduced competition from UNE resellers.

VoIP Update

        During the fourth quarter, the company launched OneFlex™ Integrated Access. The service enables business customers to bundle their voice and data services over one high-bandwidth Internet connection so they can simplify their communications. It also allows businesses to take advantage of the features and flexibility of VoIP. OneFlex Integrated Access simplifies customers' ordering, billing, and customer-care experience by giving them one provider for their entire solution.

        Qwest expanded its OneFlex VoIP communication services to more than 200 additional cities across the U.S. allowing small, medium and enterprise business customers to benefit from Qwest's own reliable and secure VoIP solution. Qwest now offers the service to these cities, in addition to 26 key metropolitan areas, which includes 14 cities within the company's local service region and 12 major national markets.

DIRECTV® Alliance

        Qwest and DIRECTV's previously announced strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the western United States. In the first quarter of 2005, Qwest will market and provide front-line customer support for the DIRECTV service and incorporate it as part of a full suite of bundled communications services.

Balance Sheet Update

        The company continued to demonstrate balance sheet improvements during the year by improving total debt less cash and marketable investments by more than $225 million to $15.3 billion. The company ended the year with $2.0 billion in cash and investments.

        During the quarter, Qwest continued to improve financial flexibility by placing $250 million in notes yielding 6.5 percent due September 1, 2011, at its Qwest Corporation subsidiary.

Wireless Asset Sale Update

        As previously announced, the company's wireless asset sale of PCS licenses and related wireless network assets to Verizon Wireless for $418 million in cash is on track to close in early 2005.

Special Items

        The company incurred net charges of $(36) million in the fourth quarter, or $(0.02) per share. See Attachment E for a more detailed description of special items.

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended December 31,			Years ended December 31,
			% Change			% Change
	2004	2003		2004	2003
REVENUES:	$3,437	$3,498	(1.7)	$13,809	$14,288	(3.4)
OPERATING EXPENSES:
Cost of sales	1,402	1,543	(9.1)	5,890	6,455	(8.8)
Selling, general and administrative	1,070	1,248	(14.3)	4,971	4,690	6.0
Asset impairments	36	—	100.0	113	230	(50.9)
Depreciation and amortization	783	798	(1.9)	3,123	3,167	(1.4)

Operating income (loss)	146	(91)	(260.4)	(288)	(254)	13.4
OTHER EXPENSE (INCOME):
Interest expense—net	366	436	(16.1)	1,531	1,757	(12.9)
Loss (gain) on early retirement of debt	0	6	(100.0)	1	(38)	nm
Other expense (income)—net	(54)	(43)	25.6	(114)	(141)	(19.1)

Total other expense—net	312	399	(21.8)	1,418	1,578	(10.1)
Income tax benefit (expense)	27	108	(75.0)	(88)	519	nm

(Loss) from continuing operations	(139)	(382)	(63.6)	(1,794)	(1,313)	36.6

(Loss)/Income from discontinued operations, net of tax	—	(25)	(100.0)	—	2,619	(100.0)
(Loss) before cumulative effect of changes in accounting principles	(139)	(407)	(65.8)	(1,794)	1,306	(237.4)
Cumulative effect of changes in accounting principles, net of tax	0	0			206	(100.0)

NET (LOSS) INCOME	$(139)	$(407)	(65.8)	$(1,794)	$1,512	nm

Basic and diluted (loss) income per share	$(0.08)	$(0.23)	(66.8)	$(1.00)	$0.87	nm

Basic and diluted weighted average shares outstanding	1,816	1,767	2.8	1,801	1,739	3.6

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of
	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,770	$1,756
Other current assets	2,448	2,787

Total current assets	4,218	4,543
Property, plant and equipment—net, and other assets	20,106	21,800

Total assets	$24,324	$26,343

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$596	$1,869
Accounts payable & other short term liabilities	3,690	3,806

Total current liabilities	4,286	5,675
Long-term borrowings	16,690	15,639
Other long term liabilities	5,960	6,045
Stockholders' deficit	(2,612)	(1,016)

Total liabilities and stockholders' deficit	$24,324	$26,343

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	December 31,
	2004	2003
CASH PROVIDED BY OPERATING ACTIVITIES	$1,848	$2,175

CASH USED FOR INVESTING ACTIVITIES	$(1,676)	$(2,340)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(158)	$(4,856)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	For the three months ended December 31,			For the years ended December 31,
			% Change			% Change
	2004	2003		2004	2003
OPERATING REVENUES:(1)
Local voice
Business	$500	$537	(6.9)	$2,039	$2,250	(9.4)
Consumer	853	929	(8.2)	3,503	3,933	(10.9)
Wholesale	194	204	(4.9)	821	833	(1.4)

Total local voice	1,547	1,670	(7.4)	6,363	7,016	(9.3)
Long-distance
Business	149	161	(7.5)	658	705	(6.7)
Consumer	120	87	37.9	399	297	34.3
Wholesale	276	235	17.4	1,030	862	19.5

Total long-distance	545	483	12.8	2,087	1,864	12.0
Access
Business	39	39	0.0	151	146	3.4
Consumer	32	25	28.0	120	102	17.6
Wholesale	167	190	(12)	706	757	(6.7)

Total access	238	254	(6)	977	1,005	(2.8)

Total voice services	2,330	2,407	(3.2)	9,427	9,885	(4.6)

Data and Internet services
Business	573	559	2.5	2,260	2,252	0.4
Consumer	94	67	40.3	319	217	47.0
Wholesale	307	314	(2.2)	1,254	1,296	(3.2)

Total Data and Internet services	974	940	3.6	3,833	3,765	1.8

Total wireline segment revenues	3,304	3,347	(1.3)	13,260	13,650	(2.9)

Wireless segment revenues	124	138	(10.1)	510	594	(14.1)
Other services revenues	9	13	(30.8)	39	44	(11.4)

Total revenues	$3,437	$3,498	(1.7)	$13,809	$14,288	(3.4)

Capital expenditures:(2)	$372	$418	(11.0)	$1,731	$2,088	(17.1)
Total employees:	41,401	46,876	(11.7)
In-region long distance lines (in thousands):	4,578	2,164	111.6
DSL:
Subscribers (in thousands) (3)	1,037	638	62.5
Qualified households/businesses (in millions)	6.6	5.1	29.4
Wireless/PCS:(4)
Total wireless revenue	$124	$138	(10.1)
Average subscribers (in thousands)	767	893	(14.1)
ARPU (in dollars)	46	45	1.0
Access lines (in thousands):(5)
Business access lines
Retail lines	4,396	4,607	(4.6)
Resold lines	1,879	1,691

Total business access lines	6,275	6,298	(0.4)

Consumer access lines
Primary line	8,184	8,637	(5.2)
Additional line	1,063	1,274	(16.6)

Total consumer access lines	9,247	9,911	(6.7)

Total access lines	15,522	16,209	(4.2)

Voice grade equivalent access lines (in thousands):(6)
Business	64,932	56,520	14.9
Consumer	15,902	11,942	33.2

Total voice grade equivalents	80,834	68,462	18.1

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

(1)
Product revenue categories have been adjusted for current period presentation.

(2)
Capital expenditures reflect cash portion only.

(3)
Total DSL subscribers does not include out-of-region subscribers

(4)
ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless segment revenue or any other measure determined in accordance with GAAP. Beginning in 2004, Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	For the three months Ended December 31,
			% Change
	2004	2003
ARPU is calculated as follows:
Total quarterly wireless revenue	$124	$138	(10.1)
Less: quarterly non-recurring revenue	$19	$17	11.8

Quarterly recurring revenue	$105	$121	(13.2)
Average monthly recurring revenue	$35	$40	(13.2)
Divided by quarterly average wireless subscribers	767	893	(14.1)

Wireless ARPU (in dollars)	$46	$45	1.0

(5)
We may modify the classification of our access lines from time to time in our effort to better approximate our revenue channels. Resold lines includes UNE-P lines and public pay phone lines. Third quarter 2004 resold lines have been restated to include 9,000 lines that were misclassified as business retail lines.

(6)
Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended
	December 31,
			September 30, 2004
	2004	2003
SPECIAL ITEMS:
OPEB—Medicare one-time benefit (COGS and SG&A)			($16)
Legal Reserve (SG&A)		$100	250
Tax Penalty Adjustment (Other Expense)	($36)		36

Total	($36)	$100	$270

ATTACHMENT F

QWEST COMMUNICATIONS INTERNATIONAL INC.

NON GAAP FINANCIAL TERMS

        Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for "operating income" or "net cash flow from operating activities" or any other measure determined in accordance with GAAP.

        Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and marketable investments. We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings. Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for "current borrowings", "long-term borrowings" or any other measure determined in accordance with GAAP.

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  Exhibit 99.1
ATTACHMENT A QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)
ATTACHMENT B QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT C QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT D QWEST COMMUNICATIONS INTERNATIONAL INC. SELECTED CONSOLIDATED DATA (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT D QWEST COMMUNICATIONS INTERNATIONAL INC. SELECTED CONSOLIDATED DATA (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT E QWEST COMMUNICATIONS INTERNATIONAL INC. SELECTED CONSOLIDATED DATA (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT F QWEST COMMUNICATIONS INTERNATIONAL INC. NON GAAP FINANCIAL TERMS